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                                                                    EXHIBIT 99.5

                   [ROCKEFELLER CENTER PROPERTIES, INC. LOGO]

                                                           FOR IMMEDIATE RELEASE


                       ROCKEFELLER CENTER PROPERTIES, INC.
               ANNOUNCES CLOSING OF GOLDMAN, SACHS & CO. INVESTMENT



New York, N.Y. -- December 29,1994 -- Rockefeller Center Properties, Inc. (RCPI) announced today that it had closed the previously announced transaction under which Goldman Sachs Mortgage Company and Whitehall Street Real Estate Limited Partnership V (Whitehall), an investment vehicle managed by Goldman, Sachs & Co., agreed to purchase from RCPI $225 million of long-term debt. Goldman Sachs Mortgage Company has acquired from RCPI $150 million of floating rate debt due December 31, 2000 which will bear interest at LIBOR plus 4 percent and Whitehall has acquired from RCPI $75 million of 14 percent debentures due December 31, 2007. RCPI has also issued to Whitehall warrants to acquire 4,155,927 shares of newly issued common stock exercisable at $5 per share, and 5,349,541 stock appreciation rights convertible into debentures or warrants.

Richard M. Scarlata, President & Chief Executive Officer of RCPI, reported that the Company had received net proceeds of approximately $214.4 million, and had used the proceeds to retire commercial paper borrowings of $193.1 million; to retire, at a cost of approximately $10.6 million, interest rate swaps with a net notional principal of $145 million; and to pay approximately $2.1 million of fees and expenses incurred in connection with the review of its capital structure, which has now been concluded. The balance of the proceeds of this transaction will be applied by the Company to general corporate purposes.

"We are pleased to have concluded this important transaction for our Company before the end of the year, allowing RCPI to enter 1995 on a strong financial footing," said Mr. Scarlata.

The Company also announced that Claude M. Ballard, Jr. today stepped down as Chairman and Director of the Company, and Dr. Peter D. Linneman, Director of the Wharton Real Estate Center and a professor of real estate and finance at The Wharton School of the University of Pennsylvania, had been elected as Chairman. Dr. Linneman has been a Director of the Company since April 1993.

The Company also announced the election of Daniel M. Neidich, a partner of Goldman Sachs to the Board of Directors of RCPI pursuant to the agreement between the Company and Goldman Sachs entitling Goldman Sachs to designate one member of RCPI's Board of Directors. Mr. Neidich will fulfill the remainder of Mr. Ballard's term, which expires at RCPI's 1996 Annual Meeting of Stockholders.


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RCPI, which commenced operations on September 19, 1985, was formed to permit public investment in Rockefeller Center. RCPI's principal asset is a $1.3 billion participating mortgage loan to the owners of Rockefeller Center with an option, exercisable on December 31, 2000, to convert the loan into a 71.5 percent ownership interest in Rockefeller Center. As of December 28, there are 38,260,704 shares outstanding. The Company's common stock is listed on the New York Stock Exchange under the symbol "RCP".



                               Company Contact:


                            Stephanie Leggett Young
                      Rockefeller Center Properties, Inc.
                                (212) 698-1440